Exhibit 99.2

400 Oser Ave Hauppauge, NY 11788	Contact: John Sharkey 631-231-0333

TSR, Inc. Announces Retirement of Chairman & CEO Joseph F. Hughes

Hauppauge, NY, July 5, 2017 -- TSR, Inc., (“TSR” or the “Company”, Nasdaq: TSRI), a provider of computer programming consulting services, today announced that its Founder, Chairman, and CEO, Joseph F. Hughes, has retired as an executive officer and director of the Company effective July 5, 2017. Christopher Hughes -- Joseph Hughes’ son and formerly Senior Vice President of TSR who has worked for the Company for more than 25 years -- was elected Chairman and CEO of TSR by its Board of Directors today. Additionally, Regina Dowd, daughter of Joseph Hughes, was appointed by the Board to fill the vacancy created as a result of the retirement of Joseph Hughes.

“We regretfully accept Joe’s resignation,” said Chris Hughes. “Joe’s vision, innovative spirit, amazing intellect and relentless work ethic have shaped TSR’s evolving business model while building its corporate culture and successful growth since he founded the Company in 1969.”

Joseph Hughes said in his resignation letter: “I am proud of how the Company has grown and developed over 48 years. Among other things, I am thankful for the work of many over those years in building TSR in a variety of circumstances. As a significant stockholder of the Company, I am confident that the succession plan we have developed will serve the Company and its stockholders well in the future.”

Joseph Hughes’ legendary career includes these highlights:

•	Served in the U.S. Marines during the Korean War.
•	Career at IBM where he climbed from the clerical level to successful sales executive by developing and managing new and innovative customer information technology tools.
•	At age 37 (married and with five children), Mr. Hughes founded TSR – originally Time Sharing Resources, Inc. -- in 1969, bringing the company public in 1970.
•	Virtually unheard of, he developed TSR’s own main frame programming language that led to garnering significant market share in the time sharing business.
•	As computer technology changed, Mr. Hughes diversified the Company beyond the time sharing business by acquiring Bowne Information Systems, an electronic publishing company, and CDP Marketing, a company that created customized customer reports for banks to help them target new product priorities (both were later sold to other companies).
•	In 1980, acquired a majority stake in a company that became TSR Consulting Services, Inc., providing TSR and its shareholders with a strategic footprint to evolve and thrive long-term in the vibrant, fast-changing Information Technology world.
•	During the 1980’s he spearheaded the key relationship with American Express International Banking Corporation, establishing and negotiating long-term contracts for their New York City Data Center that lasted into the 1990’s.
•	In 2001, partnered with Logixtech Solutions LLC, advancing TSR’s reach for SAP and BI contract IT services.

•	In addition to creating a proprietary mainframe programming language, over the years, Mr. Hughes and his in-house IT team spearheaded TSR’s efforts to create and market these other software applications:
o	During the 1970’s created Shell – TSR’s database management system program, a precursor to today’s RDMS systems, QED – seminal software package for statistical forecasting, Insight – spreadsheet application for mainframes, and 7Mail – forerunner of the first email systems.
o	In the 1980’s, created VM/TPS and BTS software for IBM’s 370 mainframe architecture, allowing AmEx’s SBS (Standard Banking System) to run virtually unchanged on the IBM 370 platform. In addition, TSR provided VM/TPS conversion services to Rank Xerox and the National Insurance & Guaranty Corp (UK) and others to migrate from another vendor to IBM, a revolutionary advancement in IT application conversion technology.
o	Created “Catch 21”, TSR’s vibrant and expedient software solution to facilitate IBM-based computer systems’ Y2K transition (moving from 1999 to 2000).

Over the 48 years with Mr. Hughes at the helm, TSR has grown into a top-notch IT contract staffing firm serving insurance, financial services, pharmaceutical and biotechnology, public utilities and government entities, publishing and new media, and other mostly Fortune 500 companies.

“TSR will be forever indebted to Joe. As he takes his celebratory victory lap with colleagues, friends and family, we all wish him profound thanks, happiness and good health in the years ahead,” said Chris Hughes, Chairman and CEO of TSR.

Certain statements contained herein, including statements as to the Company’s plans, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties, including, but not limited to, the following: the impact of adverse economic conditions on the Company’s business; risks relating to the competitive nature of the markets for contract computer programming services; the extent to which market conditions for the Company’s contract computer programming services will continue to adversely affect the Company’s business; the concentration of the Company’s business with certain customers; uncertainty as to the Company’s ability to maintain its relations with existing customers and expand its business; the impact of changes in the industry and the Company’s ability to adapt to changing market conditions and other risks and uncertainties described in the Company’s filings under the Securities Exchange Act of 1934. The Company is under no obligation to publicly update or revise forward-looking statements.